TO OUR SHAREHOLDERS:


INOTEK Technologies Corp. reported a loss of $212,891 or $.05 per share on revenues of $4,288,119 for its first quarter ended August 31, 1999 compared with a loss of $35,707 or $.01 on revenues of $5,501,811 for the first quarter of the previous year.

Sales decreased during the first quarter of fiscal year 2000 as compared to the first quarter of fiscal year 1999 by 22.1% or $1,217,692.

Because of the dramatic downturn in activity in our two key customer categories-manufacturing and petro-chemical, and the impact of project dollars being channeled into Y-2K fixes, Inotek endured one of its worst quarters in recent memory. The former conditions have begun to correct themselves and project dollars should become available by the third quarter of fiscal year 2000.


Thank you for your continued support.



  /s/ NEAL E. YOUNG                         /s/ DENNIS W. STONE

      Neal E. Young                             Dennis W. Stone
      Chairman                             Chief Executive Officer

                                                  October 15, 1999




INOTEK TECHNOLOGIES CORP.
STATEMENTS OF OPERATION (UNAUDITED)


                                                             THREE MONTHS ENDED
                                                                  31-Aug
                                                          1999                 1998
--------------------------------------------------------------------------------------

NET SALES                                             $ 4,288,119          $ 5,501,811
COST AND EXPENSES:

    COST OF SALES                                       3,028,922            4,017,001
    SALES AND MARKETING                                   897,620              893,041
    GENERAL AND ADMINISTRATIVE                            628,401              628,191
--------------------------------------------------------------------------------------
    TOTAL COST AND EXPENSES                             4,554,943            5,538,233
--------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)                                  (266,824)             (36,422)
INTEREST INCOME (EXPENSES)                                  4,837               (4,297)
--------------------------------------------------------------------------------------
EARNINGS (LOSS) BEFORE INCOME TAXES                      (261,987)             (40,719)
INCOME TAXES                                              (49,140)              (5,012)
--------------------------------------------------------------------------------------
NET EARNINGS (LOSS)                                   $  (212,847)         $   (35,707)
======================================================================================

NET EARNINGS (LOSS) PER SHARE                         $     (0.05)         $     (0.01)
======================================================================================




                            INOTEK TECHNOLOGIES CORP.
                                 BALANCE SHEETS


                                                                            August                MAY 31
                                                                             1999                  1999
                                                                        ----------------------------------

                                                                          (unaudited)

                                                 ASSETS

CURRENT ASSETS:
    CASH AND  CASH EQUIVALENTS                                            $   290,639          $   173,668
    TRADE RECEIVABLES, (NET OF
       ALLOWANCE FOR DOUBTFUL
       ACCOUNTS OF $77,904 AND $57,403)                                     2,175,949            2,181,222
    INVENTORIES                                                             1,348,854            1,409,887
    DEFERRED TAX ASSET                                                        137,578              103,232
    INCOME  TAX RECEIVABLE                                                    291,021              352,120
    PREPAID EXPENSES & OTHER ASSETS                                           216,155               83,913
----------------------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                                        4,460,196            4,304,042

PROPERTY AND EQUIPMENT, NET                                                   745,123              755,400
GOODWILL, NET                                                               1,975,230            1,991,709
OTHER ASSETS                                                                   65,166               59,008
DEFERRED TAX ASSET                                                            (33,220)                   0
----------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                              $ 7,212,495          $ 7,110,159
==========================================================================================================



                      LIABILITIES AND SHAREHOLDERS' EQUITY


CURRENT LIABILITIES:
    ACCOUNTS PAYABLE                                                      $ 1,191,012          $   927,953
    ACCRUED EXPENSES                                                          363,658              343,863
    CURRENT PORTION OF NOTES
        PAYABLE                                                                     0                    0
----------------------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                                                   1,554,670            1,271,816

DEFERRED TAX  LIABILITY                                                                             37,626
SHAREHOLDERS' EQUITY:
    COMMON SHARES, $.01 PAR VALUE;
      AUTHORIZED SHARES - 10,000,000
      ISSUED SHARES - 4,604,088
      OUTSTANDING SHARES - 4,604,088                                           46,041               43,541
ADDITIONAL PAID-IN CAPITAL                                                  3,367,047            3,299,546
RETAINED EARNINGS                                                           2,284,117            2,497,010
----------------------------------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY                                                  5,697,205            5,840,097
LESS:  COMMON TREASURY STOCK                                                  (39,380)             (39,380)
----------------------------------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY                                                  5,657,825            5,800,717
----------------------------------------------------------------------------------------------------------
     EQUITY                                                               $ 7,212,495          $ 7,110,159
==========================================================================================================